COUSINS PROPERTIES
FACT SHEET

THIRD QUARTER 2016[1] | COUSINSPROPERTIES.COM





Cousins

SIZE

EQUITY MARKET CAPITALIZATION
$2.2 BILLION

TOTAL MARKET CAPITALIZATION
$3.3 BILLION

LEVERAGE

DEBT/EBITDA
4.8x

DEBT/UNDEPRECIATED ASSETS
30.1%

DIVIDEND

DIVIDEND YIELD
3.1%

FAD PAYOUT RATIO
62.6%

PERFORMANCE

SAME PROPERTY NOI CHANGE – YTD (CASH)[2]
5.6%

SECOND GENERATION NET RENT CHANGE – YTD (CASH)[2]
5.4%

YEAR FOUNDED: 1958

YEAR PUBLIC: 1962

NYSE: CUZ

MARKETS: ATLANTA, AUSTIN, CHARLOTTE, ORLANDO, PHOENIX, TAMPA



DESCRIPTION

COUSINS PROPERTIES INCORPORATED IS A FULLY INTEGRATED, SELF-ADMINISTERED AND SELF-MANAGED REAL ESTATE INVESTMENT TRUST (REIT). THE COMPANY, BASED IN ATLANTA, GA, PRIMARILY INVESTS IN CLASS-A OFFICE TOWERS LOCATED IN HIGH-GROWTH SUN BELT MARKETS. FOUNDED IN 1958, COUSINS CREATES SHAREHOLDER VALUE THROUGH ITS EXTENSIVE EXPERTISE IN THE DEVELOPMENT, ACQUISITION, LEASING AND MANAGEMENT OF HIGH-QUALITY REAL ESTATE ASSETS. THE COMPANY HAS A COMPREHENSIVE STRATEGY IN PLACE BASED ON A SIMPLE PLATFORM, TROPHY ASSETS AND OPPORTUNISTIC INVESTMENTS.

THIRD QUARTER HIGHLIGHTS

- LEASED OR RENEWED 971K SF OF OFFICE SPACE
- SECOND GENERATION NET RENT/SF INCREASED 9.1% ON A CASH BASIS COMPARED TO 3Q 2015[2]
- SAME PROPERTY NOI UP 4.3% ON A CASH BASIS COMPARED TO 3Q 2015[2]
- SIGNED A 16-YEAR, BUILD-TO-SUIT LEASE WITH NCR CORPORATION FOR THE SECOND PHASE OF ITS WORLD HEADQUARTERS IN ATLANTA, GA
- FINALIZED A 15-YEAR, BUILD-TO-SUIT LEASE WITH DIMENSIONAL FUND ADVISORS FOR ITS REGIONAL HEADQUARTERS IN CHARLOTTE, NC
- CLOSED TWO, 10-YEAR MORTGAGES SECURED BY FIFTH THIRD CENTER AND COLORADO TOWER THAT GENERATED $270 MILLION IN PROCEEDS AT A WEIGHTED AVERAGE INTEREST RATE OF 3.4%
- SUBSEQUENT TO QUARTER END, COMPLETED A SERIES OF TRANSACTIONS WITH PARKWAY PROPERTIES WHEREBY THE OPERATIONS OF THE TWO COMPANIES WERE COMBINED AND THE HOUSTON PORTFOLIOS OF BOTH COMPANIES WERE SPUN OFF INTO A SEPARATE PUBLIC COMPANY

THIRD QUARTER 2016 | COUSINSPROPERTIES.COM

Cousins



PROPERTY PORTFOLIO POST-TRANSACTIONS[3]

TOTAL SF
14.6MM

MARKETS
6


SUBURBAN
20%
URBAN
80%


OTHER
2%
OFFICE
98%


Charlotte
18%
Phoenix
6%
Atlanta
42%
Tampa
10%
Austin
18%
Orlando
5%
Miami
1%



DEVELOPMENT PIPELINE[4]

CAROLINA SQUARE
Chapel Hill, NC
Mixed-Use
158K SF Office
44K SF Retail
246 Apartments
$62MM

864 SPRING STREET
(NCR PHASE I)
Atlanta, GA
Office
494K SF
$213MM

858 SPRING STREET
(NCR PHASE II)
Atlanta, GA
Office
260K SF
$119MM

8000 AVALON
Atlanta, GA
Office
224K SF
$66MM

DIMENSIONAL PLACE
Charlotte, NC
Office
282K SF
$47MM

CONTACT

Marli Quesinberry | 404.407.1898 | marliquesinberry@cousinsproperties.com

1. All information contained herein is obtained or derived from Cousins' 9/30/16 Supplement, Earnings call and filing on Form 10-K except for urban/suburban concentration chart.
2. GAAP reconciliations available in Cousins' 9/30/16 Supplement.
3. Represents the combined categories of Cousins Portfolio Statistics and Legacy Parkway Portfolio Statistics as reported in 9/30/16 Cousins filings at the company's pro rata share; excludes Cousins and Legacy Parkway assets which have sold or under contract for sale as of 11/2/16. The urban/suburban chart, the office/other chart, and the map are based on pro rata GAAP NOI of Cousins assets as reported in 9/30/16 company filings and Parkway assets as reported in 6/30/16 company filings adjusted for the spin-off of New Parkway, 2016 asset sales and assets under contract for sale as of 11/2/16.
4. As reported in 9/30/16 Cousins filings. Square footage is at 100%; estimated cost is at CUZ share.

CORPORATE HEADQUARTERS
191 Peachtree St. NE
Atlanta, GA 30303
404.407.1000